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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                 Date of Report
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                                January 11, 2002

                               Crosswalk.com, Inc.
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             (Exact name of registrant as specified in its Charter)

                                    Delaware
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                 (State or other jurisdiction of incorporation)

                                    00-22847
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                            (Commission File Number)

                                   54-1831588
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                        (IRS Employer Identification No.)

                      4100 Lafayette Center Dr., Suite 110
                            Chantilly, Virginia 20151
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               (Address of principal executive offices) (Zip Code)

                                 (703) 968-4808
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              (Registrant's telephone number, including area code)


Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

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Item 5. Other Events

On January 9, 2002 Crosswalk.com, Inc. (the "Company") completed the closing of a private placement of three-year convertible Series B preferred stock, earning 6% cumulative per annum, pursuant to which it raised $800,000 from accredited financial investors, directly or indirectly, including four directors of the Company. The financing was effected in accordance with the Stock Purchase Agreement dated December 31, 2001, between the Company and the purchasers. Pursuant to the Stock Purchase Agreement, the Company sold 80,000 shares of Crosswalk.com Series B preferred stock to the purchasers at a price of $10.00 per share. The Company received funds in the amounts of $500,000 on December 31, 2001, $100,000 on January 3, 2002 and $200,000 on January 9, 2002. The Series B
Preferred stock is convertible into an aggregate of 933,269 shares of Crosswalk.com common stock over the next three years. Consistent with the offering memorandum, conversion prices for the three traunches received are $0.8111, $0.856, and $1.00, chronologically, for an average conversion price of $0.857 per share. The purchasers will own approximately 9% of the outstanding voting securities. The Company will use the proceeds of this offering for working capital and other general corporate purposes.

To assure that the Company is in full compliance with Nasdaq marketplace rules, the Company also received unanimous approval from the purchasers of the Series A preferred stock to change the terms of the Series A preferred stock as it relates to voting rights and shareholder approval of issuance of certain common stock upon conversion and/or dividend payment. The amendments are as follows:

o The original Series A preferred stock voting rights provided the purchaser one vote for each share of common stock into which the Series A preferred stock may be converted. This has been changed to provide the purchaser one vote for each share of common stock into which the Series A preferred stock may be converted, or the number of common stock equivalent shares determined by dividing the face value of the preferred stock by $1.50, the closing price on the date of the binding agreement, whichever is lower.

o In addition, the Series A preferred stock terms were amended to reflect that issuance of more than 1,585,000 shares of common stock pursuant to conversion and/or dividend payment to the purchasers of the Series A preferred stock will require the approval of the majority vote of the shareholders of Crosswalk.com only where the common stock basis for conversion or dividend payment is less than $1.50 per share, the closing price on the date of binding agreement.

Pursuant to the anti-dilution provisions of the Series A preferred stock, the conversion price of the Series A preferred stock is reduced from $2.32 per share to $0.8111 per share in the event that the Company issues additional shares of common stock from conversion of the first traunch Series B preferred stock purchasers. Consistent with the aforementioned amendment to the terms of the Series A preferred stock, such Series A conversion would be subject to shareholder approval if the number of shares exceeds
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1,585,000 shares or 20% of the number of shares outstanding at the time of the issuance of the Series A preferred stock.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Crosswalk.com, Inc.



Date: January 11, 2002              By:  /s/ Scott Fehrenbacher
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                                       Scott Fehrenbacher
                                       Chief Executive Officer